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                                                                     EXHIBIT 5

           [SEYBURN, KAHN, GINN, BESS, DEITCH AND SERLIN LETTERHEAD]


                               December 20, 1996


Lason, Inc.
1305 Stephenson Highway
Troy, Michigan  48083

     RE: LASON, INC.  -  REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

We are counsel to Lason, Inc., a Delaware corporation (the "Company"). This opinion is being rendered with respect to the Registration Statement ("Registration Statement") on Form S-8 filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the "Act"), as amended, 1,000,000 shares of the Company's shares of Common Stock issuable upon exercise of options covered by the Lason, Inc. 1995 Stock Option Plan and 12,500 shares of the Company's Common Stock issuable upon exercise of an option granted to Donald M. Gleklen, a Director of the company (hereinafter referred to as the "Plans").

We have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (the "DGCL") and the federal laws of the United States of America. Based upon such examination and review, we are of the opinion that the shares which may be issued upon exercise of the options under the Plans ,and the shares issued to the named Selling Stockholders in the Prospectus are duly authorized. The shares to be issued upon exercise of the options will be, when issued against payment of the purchase price therefor in accordance with the provisions of the

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                 [SEYBURN, KAHN, GINN, BESS, DEITCH AND SERLIN]


Lason, Inc.
December 20, 1996
Page 2


Plans, and the shares of the named Selling Shareholders are, legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the current DGCL or the current federal law of the United States be changed by legislative action, judicial decision or other.

This opinion is furnished to you solely for your benefit to be used by you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purpose.


                           Very truly yours,


                           /s/ SEYBURN, KAHN, GINN, BESS, DEITCH & SERLIN, P.C.